Annual Report

Cover Page

Name of issuer:

Motoroso, Inc.

Legal status of issuer:

Form: Corporation
Jurisdiction of Incorporation/Organization: DE
Date of organization: 8/1/2013

Physical address of issuer:

1297 Manzanita Way
San Luis Obispo CA 93401

Website of issuer:

http://www.motoroso.com

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Current number of employees:

3

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$17,159.00	$27,437.00
Cash & Cash Equivalents:	$11,359.00	$23,930.00
Accounts Receivable:	$0.00	$0.00
Short-term Debt:	$8,650.00	$8,650.00
Long-term Debt:	$283,712.00	$220,561.00
Revenues/Sales:	$0.00	$17,270.00
Cost of Goods Sold:	$464.00	$672.00
Taxes Paid:	$661.00	$0.00
Net Income:	($96,557.00)	($91,338.00)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

Motoroso, Inc.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Alex Littlewood	CEO	Motoroso	2013

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Alex Littlewood	Founder	2013
Alex Littlewood	CEO	2013

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Alex Littlewood	8,656,250	100.0

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

> Death, severe illness, or critical injury of Founder/CEO, Alex Littlewood. This could create a disruption in company leadership that could be difficult to recover from.
>
> Severe economic downturn could slow growth of marketplace sales, and/or make it challenging to raise additional venture/growth capital as the company progresses.
>
> Malicious hacking attack (i.e. DDOS) on Motoroso servers to shut down service.

Extremely competitive and well funded competitor(s) enters market and undermines Motoroso value and user base. A threat like this could come from existing large incumbent players, or other known or unknown early stage competitors.

Unforeseen political changes to employment law, offshoring restrictions, taxes, and other changes that could affect Motoroso's ability to conduct business.

Malicious internal attack by disgruntled employee(s) on our operations or software could put us into a position that would be very difficult to recover from.

Failure of planned business models to be economically viable, making it impossible to launch, manage and scale Motoroso profitably.

Failure to attract competent talent (Developers, sales, management, etc.) to execute of the plans of the company.

Unforeseen and aggressive regulatory laws effecting the sale and installation of aftermarket parts could harm the industry in a material way that makes the business no longer viable.

Unforeseen and aggressive regulatory laws that make it illegal or highly restricted for humans to drive their own vehicles could have severe negative impact on the aftermarket industry we serve.

Ownership and Capital Structure

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Class A	11,500,000	10,054,490	Yes

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	1,442,500

24. Describe the material terms of any indebtedness of the issuer:

Convertible Note

Issue date	05/24/14
Amount	$50,000.00
Uncapped Note	Yes

Convertible Note

Issue date	06/27/15
Amount	$100,000.00
Uncapped Note	Yes

Convertible Note

Issue date	06/25/16
Amount	$50,000.00
Uncapped Note	Yes

Convertible Note

Issue date	12/31/17
Amount	$250,000.00
Interest rate	6.0% per annum
Discount rate	20.0%
Valuation cap	$5,000,000.00
Maturity date	12/31/19

Convertible notes: Friends & Family
- May '14
- $50k (across 4 investors)
- $4.5M Valuation Cap
- 20% discount
- 5% interest
- 24 month maturity

Convertible note: Techstars
- June '15
- $100k (across 3 investors)
- $3.0M Valuation Cap (Standard non-negotiable terms)
- 20% discount
- 5% interest
- 24 month maturity

Shareholder Loan:
- April '16
- Interest free loan from Alex Littlewood
- 0% interest
- Open ended loan, no maturity

Convertible note:
- June '16
- $50k (across 2 investors)
- $4.5M Valuation Cap
- 20% discount
- 6% interest
- 24 month maturity

Reg CF Crowdfunding SAFE:
- $87,200 from 87 Investors
- $5M Cap SAFE
- 20% Discount

Convertible notes:
- Nov - Dec '17
- $250k (across 7 Investors)
- $5M Cap
- 20% Discount
- 6% Interest
- 24 Month Maturity

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
5/2014	Section 4(a)(2)	Convertible Note	$50,000	General operations
6/2015	Section 4(a)(2)	Priced Round	$20,000	General operations
6/2015	Section 4(a)(2)	Convertible Note	$100,000	General operations
6/2016	Section 4(a)(2)	Convertible Note	$50,000	General operations
12/2017	Regulation Crowdfunding	SAFE	$87,200	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☑ Yes
☐ No

For each transaction specify the person, relationship to issuer, nature of interest in transaction, and amount of interest.

Founder and CEO Alex Littlewood provided an interest-free loan, no maturity loan to the company of $20,000.

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Motoroso is your new destination for automotive and motorcycle inspiration. Do a quick visual search, explore builds, and click right in the image to expose products, videos, articles and how-to's. Our interactive platform makes it easy to get inspired, and soon we'll build a product marketplace where you can purchase products from sellers you trust, and find the best installation shop to help with the project. It's the modern web experience enthusiasts have been waiting for.
The 40 million Americans who love cars & motorcycles currently spend hours scouring through old-school forums, hunting for the parts they want—across 10,000+ websites that mostly look like they're from the '90s. Motoroso will bring it all together in one place. We're not only giving users a better experience, we're also giving brands and service providers an effective way to engage with their most passionate customers. That's why we already have 350+ official brand profiles from Ford to BMW.

Milestones

Motoroso, Inc. was incorporated in the State of Delaware in August 2013.

Since then, we have:

- Techstars Graduate (Mobility '15)
- Official Partner of the Detroit Auto Show
- Partnered with Ford at SEMA '15 & '16
- Over 350 Official Brand Profiles
- Over 6 Million Pageviews to Date
- Over 60,000 Images uploaded and tagged
- Strategic relationship with key partner for supply side of Marketplace (TBA)
- Over 150,000 Unique Products in database at competitive prices
- Six Early-Bird sellers registered to sell on Motoroso Marketplace in 2018

Historical Results of Operations

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $0 compared to the year ended December 31, 2016, when the Company had revenues of $17,270. Our gross margin was % in fiscal year 2017, compared to 96.11% in 2016.
- *Assets.* As of December 31, 2017, the Company had total assets of $17,159, including $11,359 in cash. As of December 31, 2016, the Company had $27,437 in total assets, including $23,930 in cash.
- *Net Loss.* The Company has had net losses of $96,557 and net losses of $91,338 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively.
- *Liabilities.* The Company's liabilities totaled $292,362 for the fiscal year ended December 31, 2017 and $229,211 for the fiscal year ended December 31, 2016.

Liquidity & Capital Resources

To-date, the company has been financed with $20,000 in equity and $450,000 in convertibles.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

Motoroso, Inc. cash in hand is $240,000, as of April 2018. Over the last three months, revenues have averaged $2,000/month, cost of goods sold has averaged $200/month, and operational expenses have averaged $7,000/month, for an average burn rate of $5,200 per month. It is unknown yet when we will become profitable ,but will depend heavily on the performance of the product marketplace launching in 2018.

Primarily an Increase in software development expenses, almost all other metrics have stayed consistent.

We will begin selling merchandise through our marketplace, which will drive commission revenue. This will hopefully be driving our revenue numbers dramatically more quickly.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and
- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://www.motoroso.com/investors

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix C: Financial Statements

- Financials 1
- Financials 2
- Financials 3
- Financials 4

Appendix D: Director & Officer Work History

- Alex Littlewood

Appendix E: Supporting Documents


LEARN MORE
Complete exterior body with 100% prepreg carbon fiber. Parts are manufactured using an autoclave to aerospace spec.

MOTOROSO

All-in-one site for motor enthusiasts to discover, build, & share custom rides

$87,200 raised from **86** investors
Successfully Funded on Apr 15 2017

> *"Motoroso is your new destination for automotive and motorcycle inspiration. Do a quick visual search, explore builds, and click right in the image to expose products, videos, articles and how-to's. Our interactive platform makes it easy to get inspired, and soon we'll build a product marketplace where you can purchase products from sellers you trust, and find the best installation shop to help with the project. It's the modern web experience enthusiasts have been waiting for.*



Alex Littlewood
FOUNDER & CEO, MOTOROSO

OUR AMBITION

The 40 million Americans who love cars & motorcycles currently spend hours scouring through old-school forums, hunting for the parts they want—across 10,000+ websites that mostly look like they're from the '90s. Motoroso will bring it all together in one place. We're not only giving users a better experience, we're also giving brands and service providers an effective way to engage with their most passionate customers. That's why we already have 350+ official brand profiles from Ford to BMW.

KEY FACTS

- Techstars Graduate (Mobility '15)
- Official Partner of the Detroit Auto Show
- Partnered with Ford at SEMA '15 & '16
- Over 350 Official Brand Profiles
- Over 3 Million Pageviews to Date
- Over 60,000 Images uploaded and tagged

DOCUMENTS

transcripts.txt

motoroso.com *from San Luis Obispo CA*

TECHSTARS ENTERTAINMENT B2C COMMUNITY CROWDFUNDING ECOMMERCE MOONSHOTS EVENTS MARKETPLACE AUTOMOTIVE MARKETING MEDIA TECH AUTOMOTIVE

Why I Like Motoroso

> *I'm a gearhead myself, and I've been modifying my E36 BMW M3 over the last decade. I'm a heavy forum user and enthusiast. Motoroso is the exact platform I wish existed a decade ago, it's way overdue. I couldn't be more thrilled to invest in Alex and Motoroso as he brings to life a platform serving the $80B automotive enthusiast aftermarket, filled with passionate consumers like myself.*



Ted Serbinski

MANAGING DIRECTOR, TECHSTARS MOBILITY - DETROIT

> *Motoroso's unique technology enabled Ford to deliver an engaging and unique interactive experience within our SEMA display in 2015 and 2016 to benefit our visitors and vehicle builders.*

Kevin Keling

Ford Motor Company, Corporate Events Manager

> *Our partnership with Motoroso will allow NAIAS (North American International Auto Show) to enhance our social engagement to our global audiences by providing unique interactive vehicle-related content.*

Sam Slaughter

2017 NAIAS Chairman

Motoroso: Platform To Share Dream Vehicle Projects Using Wefunder Crowdfunding

Motoroso is a platform to plan, build, and share your dream vehicle projects. Sign up today to join the evolution of the aftermarket. Follow your favorite brands including Ducati, Ford, Porsche, BMW, ADV.1, Edelbrock, Forgeline, Optima, Xpel, and many

January 10, 2017 @ autoworldnews.com

NAIAS Partners With Techstars Alumni Motoroso To Provide Interactive Content For 2017 Auto Show - NAIAS

DETROIT, Jan. 6, 2017 / PRNewswire/ - The North American International Auto Show (NAIAS) announced today a partnership with Techstars alumni Motoroso to provide interactive content for the upcoming 2017 auto show. NAIAS will leverage Motoroso's

January 6, 2017 @ naias.com

Help crowdfund Motoroso, an automotive enthusiast project site

Our friends at Motoroso have launched a Wefunder crowdfunding campaign ahead of NAIAS, and we wanted to tell you a bit about it. You see, Motoroso is a site that lets car enthusiasts browse through other people's car projects and modifications, find

January 6, 2017 @ autoblog.com

Motoroso Launches Crowdfunding Campaign on Wefunder in Conjunction With NAIAS 2017 Partnership Announcement

SUNNYVALE, CA--(Marketwired - Jan 6, 2017) - Motoroso,Inc. announced today the launch of a regulation crowdfunding (Reg CF) campaign on the Wefunder platform. The launch comes on the day of an exciting new partnership announcement with the

January 6, 2017 @ finance.yahoo.com

Motoroso Announces Partnership with North American International Auto Show as Crowdfunding Campaign on Wefunder Starts - Crowdfund Insider

Motoroso,Inc. has just launched an investment crowdfunding campaign (Reg CF) on Wefunder. The launch comes just as Motoroso has announced a new partnership with the North American International Auto Show (NAIAS). Motoroso has partnered with

The $2.3 Billion Business Model - How Content, Community and Commerce are fueling these companies.

A new breed of business model is emerging which combines content, community and commerce to dramatically improve the consumer discovery and shopping experience online. Sites like Houzz, Polyvore, and Motoroso are putting themselves at the center

July 29, 2016 @ forbes.com

Platform Gives Motorsports Fans Gear, Guidance, and More

TECH: Co. Launched Its First Monetization Feature 'Find a Professional' By Katie Callahan Originally published March 17, 2016 at 1:31 p.m., updated March 17, 2016 at 1:31 p.m. - Alex Littlewood put his house on the market and sold it last March to fund

March 17, 2016 @ sdbj.com

Techstars Mobility: Driving the Future of Detroit

Techstars began in Boulder, CO in 2007, and since then the accelerator has effectively transformed the city into a booming tech hub. That is, as David Cohen firmly believes, Techstars has the power to transform a city. Back in December I

June 5, 2015 @ tech.co

Motoroso: a much needed compliment to car forums

My car has been giving me a bit of trouble lately. I bring this up only because I have spent several hours over the past few days looking through old Nissan forums trying to diagnose my problem.

June 4, 2015 @ nibletz.com

The Motor Enthusiast Market is Huge

But there is no one place for them to get everything they need.

There are tens of thousands of websites out in this web jungle, and the vast majority focuses on only one very specific interest group. In fact, sometimes there's 100 separate sites for one model (i.e. there are 110 different Mustang Forums...). This means motor enthusiasts have to spend hours and hours searching for content, products and services scattered across the web.

40 Million Americans

are passionate about their cars and motorcycles

$39B
in Performance & Styling Parts Sales

40,000
Specialty Service Providers & Shops

0
Platforms that Combine Discovery, Sales & Services

The Solution: One Website for Planning & Sharing Custom Builds

It's marketplace meet forum. Discover, buy, sell, share your custom ride in one place.

At Motoroso, we're crazy about everything motor-driven, and we got tired of the "internet time warp" of options today. So, we're creating what everyone has been waiting for: A website to help with all aspects of your enthusiast lifestyle. Find ideas, get inspired, read articles on new releases, buy parts, hire shops, and show off your stuff all in a single easy-to-use modern website custom built from the ground up for our fellow gearheads.


"Cars and motorcycles
are part of how I
define myself."
- Alex Littlewood
Founder, Motoroso

How Motoroso Works



Discovery

The human brain processes images 60,000X faster than text, so users search for builds through a visual feed, like on Houzz or Pinterest.



Engage & Share

Users can explore unique interactive markers to find products, videos, how-tos, and articles. Then they can show off their own projects and add tags.


GIBSON STAINLESS STEEL EXHAUST SYSTEM (coupe only)
FROM $999.00 TO $1389.00

Buy & Hire

Soon, users will be able to compare, purchase, and review products. Plus, find and hire the best service providers for any job.

We're Young & Growing Fast

With plenty of elbow grease and determination, Motoroso has been growing consistently and attracting big brand profiles.

Motoroso launched in February of 2015. Since then, we've been making a name for ourselves, and partnering with huge brands like Ford at the aftermarket industry tradeshow SEMA, which draws in nearly 200,000 attendees (it's the 5th largest tradeshow in the world!)

20%

avg. Mo/Mo traffic growth

350

official brand profiles created

60,000

photos uploaded & tagged

Meet Some of the Official Brands on Motoroso

We've given brands, shops, & media a new way to engage their most passionate customers.

See Motoroso in Action


MOTOROSO
FIND WHAT DRIVES YOU.

What is Motoroso?



Motoroso for Professionals



Motoroso's Interactive Kiosks


MOTOROSO
A WEBSITE TO TO HELP BUILD YOUR DREAM CAR

LIVE Interview with Fox San Diego

Our Journey So Far

In just two years, we've been accepted into a top startup accelerator and became an exclusive interactive content partner for the Detroit Auto Show—one of the largest auto shows in North America.

Motoroso Launches

With 40 brand partners at launch, and the reveal of our logo, we introduced Motoroso to the world.

February 2015

Founder Sells Silicon Valley House to Jumpstart Motoroso

Pushing all the chips in the middle to make his dream a reality, Alex sold his house in the name of bringing Motoroso to life.

April 2013

Accepted to Techstars Accelerator

Alex is one of very few solo founders ever accepted to Techstars. The Detroit program is a perfect fit.

June 2015



Partnered with Ford at SEMA

We worked with Ford to power 1 interactive Kiosk with Motoroso tech, to help booth visitors explore builds.

November 2015

Reached 350 Official Brand Profiles

We received validation that the industry welcomes Motoroso.

September 2016



Partnered with Ford at SEMA to Power 26 Kiosks

We put one kiosk at each car in the booth to engage visitors.

November 2016

60,000+ Images on Motoroso

Reached 60,000 images uploaded and curated by users to document and tag products, videos, articles and how-tos directly within photos.

December 2016



Exclusive Interactive Content Partner of Detroit Auto Show

A massive honor to partner with an event at the center of the global automotive ecosystem.

January 2017

Version 1.0 of Marketplace

Launch Product Marketplace to drive Motoroso revenue through enabling users to explore, buy and review products.

Q2 2017

Grow 'Motoroso for Professionals'

Hire developers and sales staff to grow user acquisition and revenue from this important feature.

Q3 2017

Reach 500,000 MUV's and over 500 brands

Continue building relationships in the industry and become a staple resource in the lives of enthusiasts.

Q4 2017

How Your Investment Will Help Us

Motoroso for Professionals

We'll be building out the 'for Professionals' platform feature, helping shops show off their work.

Building a Marketplace

We'll be building out the marketplace features to enable users to shop, buy, and review specialty products.

Accelerating User Growth

We'll be focusing on lowering our customer acquisition costs and increasing our customer lifetime value.

Join Us for the Ride!

Since my earliest days building things in the garage with my dad, I've been obsessed with cars, motorcycles, boats and airplanes. If it's got a motor in it, I probably want to tinker with it. Whether or not you can you relate to that, I'm sure you know someone who has a borderline unhealthy relationship with automotive or powersports. There's 40 Million of us.

My other obsession is startups, because I love building things. I've been working in silicon valley tech startups for nearly 10 years. And now I have my dream job, because I'm combining my passion for cars with building a company that serves the industry I love. Startups are really hard work. Pulling long hours and overcoming endless obstacles is not easy, but when it's a "labor of love", it suddenly doesn't feel like work.

I'm inviting you to invest in Motoroso. Here's why.

Access to invest early in a company with this potential has previously only been available to accredited investors, but now it's possible to own a piece of Motoroso, no matter how large or small.

Motoroso needs to exist. It's ridiculous that it doesn't already, given how much money this market spends. We need to bring enthusiasts together and make it easier for people to find ideas, products, service providers, and share their builds back to the world. It's crazy that an industry as large as this still struggles with outdated websites and communities.

You'll be backing an entrepreneur who's passionate about his mission, bringing his dream to life through unshakable commitment, and you'll potentially reap the rewards if it works out. I can't think of anything better than working hard to make money for my friends, family, and fellow gearheads... it's the only thing that could motivate me more than I am already.

Sincerely,



Alex Littlewood, CEO

Founder



Alex Littlewood

Founder & CEO

Alex has 10 years of startup experience, with focus in Social Media, Word-of-Mouth, and Brand Advocacy.

Raised $307,200 From 91+ Investors

Techstars

A global ecosystem that empowers entrepreneurs to bring new technologies to market.

Verizon Ventures

Fontinalis Partners

Strategic investor focused on next-generation mobility

Kevin Kaplan

80's pop culture junkie. Live music fanatic. Fine art photography collector. Craft beer enthusiast.

George Myshlyayev

Rem Darbinyan

Co-founder of ProDiagnose, first of its kind on-demand ultrasound service.

MORE INVESTORS

Interview

− COLLAPSE ALL

WF: What is Motoroso?

M: Motoroso is a website where automotive and power sports enthusiasts plan, build, and share their dream vehicle projects. Essentially, we help people find ideas and inspirations for their projects via a unique new sharing platform modeled after Pinterest and Houzz.com. We help them purchase products and hire service providers all while fostering a community of vehicle enthusiasts. But the thing that makes the Motoroso experience most unique is that users can add an interactive layer over their images to tag parts and accessories, videos, how-tos, and articles right within a photo so other users can explore their build by clicking right within that photo. It's a really unique way for exploring automotive and power sports content.

WF: How did Motoroso start?

M: I think it really roots all the way back to my childhood to be honest. Me and my dad would work on car, motorcycle, and airplane stuff together. We actually built a home built airplane in the garage together when I was a kid. We later flew across country all the way to Wisconsin for the world's largest air show, Oshkosh. One of my best memories as a child is spending a week flying back and forth to Wisconsin, and sharing a passion for all things motor-driven with my dad. My passion just evolved from there. I got involved in modifying and restoring cars. I even raced motorcycles for a period of time in the AFM and WERA, which are road-racing series out here on the West Coast. My passion for this stuff has been a massive part of my entire life since my earliest memories.

Inspired by my experience working at a Pinterest marketing startup and using Houzz.com to remodel my home, the idea for Motoroso started brewing in late 2013. I started by sketching out some ideas for what I thought the platform should do and what it could look like. I then took a week off work and went to SEMA, which is our industry trade show. It's also the fifth largest trade show in the world, which surprises most people. It's a massive global event. Never having worked in the industry, I had never been to SEMA and got a rude awakening. When I got there, there were something like 8,000 exhibitors and 1.5 million square feet of exhibitor space. That was great for me because I just went around and talked to literally as many people as I could. I shared my idea, and got a ton of feedback and validation for the concept. People were very encouraging and wanted to see it come to life.

By the time I left SEMA I knew I needed to come back home and start building a team to put it together. The first lines of code were written in mid-2014, we had a private beta in late 2014, and we went live to consumers in February of 2015. In that time frame, though, to start working on the company, I left my job at the Pinterest marketing and analytics startup. I did AirBnB and Lyft to help pay the mortgage and bills. I did a little bit of consulting back to companies and people that I knew to help make ends meet, but ultimately I actually sold my house to fund Motoroso and jump-start the process of bringing my dream to life.

Right after the launch in February of 2015, we were very fortunate to be accepted to the Techstars accelerator program. This is something I'm extremely proud of, obviously. Techstars gets over 35,000 applications a year. They only choose to accelerate somewhere between 100-150 companies a year and we were one of those. It's a highlight of my career so far. It was extremely productive for us as far as networking and building relationships in the industry. And we grew over 500% in the 12-week program!

WF: What is the problem Motoroso is solving?

M: As an enthusiast, everything's really fragmented and segmented. If you are, let's say a Subaru enthusiast, you're going to have 10 or 20 active forums out there that are different communities with different usernames and passwords. You're going to have to log in independently to go and search for the ideas and inspiration that you need for whatever answer you're looking for, whether you're trying to figure out how to get a little bit more horsepower or you have a technical problem you've got to solve. What you'll find with these forums is that the experiences extremely antiquated and outdated, they feel like an experience out of the late 90's. But the depths of information is really, really rich, so you endure the challenges anyway. I'm not saying we fix this problem, I just think we might be able to help bring things together a bit more.

When you want to go purchase products, you're going to find yourself going to eCommerce sites to shop for it, or eBay, or Amazon. Then, let's say you need to get these parts installed, you are either already going to have the shop that you like to work with, or if you're new to owning this vehicle and you haven't worked with a professional yet, you're going to need to search, research and vet the different service providers that can help you build your car. You're not going to check out Yelp, because you'll find that the reviews are unreliable because that's not where enthusiasts are going to find their service providers. You're probably going to end up back in the forums, or you're going to be asking your buddies.

Eventually when you find a service provider, or you do the build yourself, you're going to share it. You're going to share it on Facebook and Twitter and Instagram and all the obvious places that you're going to blanket it, but not everybody on those platforms is going to want to hear or see that stuff from you. You're definitely going to share it in the forums but then you're going to have to make a decision about okay, well there's 20 active forums, which ones am I going to share it into? And posting photos into forums is about as old school as you can imagine, you have to post it to something like photobucket and then put the code for each image into your post. It's crazy. To be honest, there's just a lot of moving parts. There aren't any platforms where you can find your ideas and inspirations, find products, find service providers, and share back into that same community. That's really the vision for Motoroso. The vision for Motoroso is to do that for every interest group. Whether you are a lifted truck guy, a dirt bike rider, a Harley guy, you have a Ferrari that you are fixing up, or you're into wakeboarding boats. If it's got a motor in it and people care about it, it belongs here.

WF: How big is the community behind Motoroso?

M: I think everybody understands how big the automotive industry is in general. There's really two clear segmentations. There's pure utility consumption of automotive. Then there's passion for automotive. We are focused exclusively on the pleasure seeking drivers, called enthusiasts. Studies have shown that about 20% of US drivers, that's 40 Million Americans, define themselves as "enthusiasts". Half of those enthusiasts define themselves as hardcore enthusiasts. Our industry trade association, SEMA, does research on just the discretionary parts sales alone, which they call specialty parts. It's strictly the styling and performance bits we want, but don't need. They report industry sales were $39.2 billion dollars in 2015, and that is a record high, after 8 straight years of 6% Year over Year growth. My estimates are that this industry is about $80 billion in size at a minimum, when you include the money spent on service providers and events.

I think we're in a very interesting time in the automotive industry. There's a lot of new technology that's coming and enabling self-driving cars, autonomous cars, and ride sharing apps like Uber and Lyft that make it possible, essentially, not to drive. There's 80% of consumers who maybe don't care at all about driving. Driving doesn't give them any sort of pleasure. Those people are probably not going to own cars anymore, or stop driving them all together, which is totally fine. That's a utility transportation tool. But for all the enthusiasts, we're going to keep driving vehicles for pleasure, even if we use autonomous vehicles for commuting purposes. For years we've been balancing utility and pleasure, in the near future "driving" will be almost strictly a choice for entertainment and sport.

For many, many years we've been balancing the two. We would have our car that we personalized and modified, but we don't go too far because it's also our daily driver. I think what we're going to see now in this industry is a split. Many people who are enthusiasts, on their way to work, they may hop in the self-driving car and get an extra hour or two in their day, but then when they're spending their disposable income on the things that they care about, their passion for cars and motorcycles did not go away or change. That money will still be spent on their car, truck, motorcycle, boat or planes. I think now if you don't also have to manage it as your daily driver, you're going to spend even more and go even crazier with your build.

On top of that, we're starting to see truly old vintage automobiles are practically becoming an investment asset class. There is a mutual fund that has started up that invests in vintage classic automobiles as it's thesis. The industry is certainly changing, and it's a very, very clear split between transportation utility, and pleasure. We absolutely serve the pleasure side of that equation, and it's an exciting time to be bringing that community together.

WF: What progress have you made since you started Motoroso?

Since the launch in February of 2015, which was essentially empty, we've grown to having over 350 official brand profiles. Some of these brands include Ford and Chevrolet, some of the biggest brands in the world. There's also aftermarket brands like Forgeline and Edelbrock, which are massive brands within our industry. And there's also publishers like Autoblog, which is the second largest source of automotive news on the web. That's led to us being able to recently attract over 130,000 monthly unique visitors to Motoroso in our best month.

WF: How will you make money?

M: Our business model is comprised of three major components. It's extremely similar to Houzz.com, with some nuances and some differences. There's three business models that emerge, the first one we are in the process of rolling out as we speak. It's a subscription platform for service providers, called 'Motoroso for Professionals'. It's for shops to show off the work that they do, highlight the talented staff that they have and all their certifications, and attract new customers. It also features a sort-of 'mini LinkedIn' for technicians to select their certifications like UTI, ASE, and NASCAR Technical Institute, which adds badges to their biography. Then people can find reliable reviews of shops. So, we offer this turnkey set of features focused on shops. Then we also have this embedding functionality that helps them enhance their own website. There's a lot coming down the pipeline for this audience as well.

The second business model, and the one that's most attractive, is a product marketplace where consumers can go from finding that idea and that inspiration into a product marketplace where they can compare the information about that product, find reliable fitment information, and be able to purchase that product, either directly from the manufacturer that makes it or from authorized sellers. Part of the idea here is about improving that shopping experience over eBay, for example, where every search results in thousands of different listings and sometimes conflicting product data. We really want to enhance the experience of shopping in our marketplace and it helps consumers get through and purchase a product. Of course, we act as a platform for this sale. We would simply take a commission on the sale versus housing and managing inventory and having to worry about all the operations that go with purchasing and managing physical products.

The third business model, when we have enough traffic later on, would be a native advertising platform that helps brand advertising in a way that pushes relevant content to the right users at the right time. Unlike a display advertising campaign that just has a bunch of blinky ads in it, we would help drive really relevant content to somebody who we know likes white Porsche 911s; they're going to get white Porsche 911 content that is coming from brands deliberately. That's a very attractive business model as well, where we can drive relevant content to the right people.

WF: How is your growth and revenue?

M: The platform is already at a place where we know enthusiasts are engaged and sharing. We've grown an average of 20% month over month over the last 18 months as far as traffic through the site. We have up months and down months. There's certainly some seasonality to this industry, as you can imagine. Then the amount of content that's hit the platform has grown at about 15 to 20% month over month as well, as have the brands that have come on the platform. Obviously we started with none and today we're at 350 official brand profiles, which I'm very proud of. Those are our key performance metrics that we've been tracking to make sure that we're continually growing.

I expect that by February or March of next year we'll probably be at about 420 brands on the platform. That's going to come from new brands that we met at SEMA and PRI shows. By the end of this year we should be at about 61,000 pieces of content uploaded and curated. Where we're going to start to see actual transactions and sales coming from is when we've built that product marketplace and launched that. That's going to be the sales that are going to really start to rack up.

Out of the service provider fees that we're charging today, we're already generating a couple thousand dollars a month in revenue. It's obviously not enough to really support and scale the business at this point, but we will continue to grow that. We anticipate we can probably get to about a $50,000 a month revenue run rate by sometime in Q3 next year, if we're able to achieve at least $500,000 in fundraising from this crowdfunding campaign.

WF: How does Motoroso plan to expand?

M: It'll really take tenacity and the dedication to making it happen, no matter how long it takes. I am committed to doing that. Motoroso has been primarily myself working on it full time since the beginning. We have spent a remarkably small amount of money getting to where we are today; we've spent well under $200,000 so far. That includes everything from software development, user acquisition, business development, travel, events, legal, and everything else. We can accomplish a lot with very little, we're extremely cash efficient.

Then, I think we can launch the product marketplace about 6-12 months from when we raise those funds. We've never actually had a solid chunk of cash in the bank to operate from. This is really the first round of funding that Motoroso will be closing, if the campaign is successful.

WF: Who is your competition and how do you compare?

M: I really think about competition as us competing for the time and attention of the enthusiast across all the other websites that they visit today. This includes everything from blogs and forums to eCommerce sites and marketplaces, like eBay and Amazon. If we have any competitors that are doing the exact same thing that we are, we're all competing against the way people do things now, and not necessarily against each other. That's the way I think about it.

There's a site called Chariotz, out there as well, and they've aggregated a bit of content on their platform.

There's a startup called Wheelwell, which is also a community focused platform for documenting car builds. They are a legitimate competitor and we're obviously keeping an eye on their progress.

And some people have asked about DriveTribe, which is a multi-channel network for enthusiasts to create and consume automotive related content. I see DriveTribe as complementary rather than competitive. Motoroso will likely create a channel on DriveTribe, and DriveTribe is welcome to have a profile on Motoroso.

I think it's important to note that I welcome the competition. Not in an aggressive "bring it on" way, but because this is a very large industry, and the progress we each make will only help to buoy the entire market for what we're doing. In these early days, I think it truly is a "rising tide lifts all ships" situation. A great example is that Houzz competes with Porch and Laurel & Wolf, and all three are doing great with valuations in the $100MM's and $1B's! There are great financial outcomes on the horizon for each of these companies.

WF: What has been the biggest struggle so far? How did you overcome it?

M: Fortunately I haven't been in a position where everything felt like it was really burning down. I don't know if it's just my experience in startups, because I've been in startups for nearly 10 years now. I've seen a lot. I've been a part of teams that were just crushing it and growing and we got acquired by Google. I've also been a part of teams that felt like there was no way we were going to get along and we were clearly going to fail. I've been in startups where I felt like everything was burning down.

I haven't felt that in Motoroso at any point in time yet. That's because I've had the ability to always keep a macro view of what's actually happening. At times, things might seem very difficult and challenging, but in reality, our customers, our user base, the brands that are creating content on Motoroso, are still giving us tremendous amounts of support and feedback and positive vibes. That's ultimately the only thing that matters. As long as we have happy customers and we're doing things that they want, we're going to keep doing them and we're going to power through whatever it takes to make that happen. A big part of not ever having that feeling like everything was completely falling apart is that we've never, at any given point, over extended ourselves. We never built out the team too large or tried to take on too much, or spend too much money.

WF: Why is your team the one to conquer this space?

M: I'm a little bit of a unique case in some regard. I was one of the only solo founders ever accepted into the Techstars accelerator program. More often than not, startups that have co-founders are generally regarded to be the ones that have the best odds of success. I think part of that is they want to see teams that have experience working together. I think that really, really matters when you have a very, very young founder. I'm 36 years old and I've been in startups for 10 years, so I have a lot of experience in rallying the right people for the right jobs together to accomplish goals.

I did, in the early days, try to find an early co-founder, to start the company before I ever even worked on it. I found an early person who would come on and join the company for equity only. We worked on Motoroso for the first year together and that was how we got our beta. Ultimately, it wasn't a good fit for him and he departed the company, but he's still a close friend of ours and helps as needed, which is great!

WF: As founder, what are you greatest worries?

M: I don't lay in bed worrying about everything that's a problem. I go to bed and I generally try to make sure I focus on having a high level of perspective and calm about everything in life. Sure, I have problems and I worry sometimes, but when I go to sleep, I'm thinking about everything that's good and positive. The only thing that keeps me up at night is when I'm maybe too excited. That actually happens pretty often, especially this announcement that we have with the Detroit Auto Show, and our partnership with Ford, which has been so good. These things really get me fired up and I get pretty excited.

What worries me is if a competitor sees what we're doing and wants to maybe exactly mimic what we're doing and then get funded more than we do and hire 10 people and outpace us in development. I think that's certainly a fair concern. It also, again, doesn't really worry me that much because this is a really big industry and I think a rising tide lifts all ships. Maybe 10 years from now there will be one clear winner, and I certainly intended for it to be Motoroso, but there's lots of success to be had along the way.

I sometimes worry about the tech aspect of things, when there's a slight bug in the site, one of the things that worries me is our users having a negative experience or the site going down while I'm asleep. I hate the idea of anybody not having a positive experience with our technology. Those things worry me because I am not a software developer, even though I'm more technical than your average business person. I cannot get in and build features and functionality or necessarily fix the bugs. I rely on my part time developers, to help with that. I think those are the two things that probably worry me the most, but the rest of the time I am having a blast doing Motoroso. I wake up every single morning, I get to talk to the best brands in the industry, and look at cool content, and engage with people that love this stuff as much as I do. I frankly couldn't create a better job for myself than what I'm doing right now. I'm pretty much, most of the time, loving it.

WF: How will you spend the money raised on Wefunder? ^

M: The next major step, and the reason that we're raising this funding now is to start ramping and scaling "Motoroso for Professionals" to help service providers and shops do what they do better, as well as build that marketplace for products, which is a pretty significant undertaking, and get that product marketplace launched and start moving the sales of products through that.

To advance the "Motoroso for Professionals" product, we'll invest in building a sales and marketing team to grow adoption and revenue. We will be adding a few more meaningful features to that product, and make it easier to sell. As a solo founder you want to be focusing on growth marketing, but you have all of the operation of the entire company in your lap, so really doing it consistently is quite a challenge. Investing in Sales and Marketing will help a lot with this.

Further investment will be dedicated to building out our product database and our marketplace functionality and driving our first sales through that transactional platform in 2017. Much if this will depend upon how much we raise with this campaign, but we're excited to develop the product marketplace to demonstrate how profitable of a business that can be.

WF: Why use Regulation Crowdfunding and raise from everyone? ^

M: I'll tell you what I like most about the idea of crowdfunding: it's that for my friends, my family, and my enthusiast brothers and sisters, this is an opportunity for them to own a piece of a business that I'm building FOR them. I'm partly building it for me, because I want this so badly, but I'm really building it for this industry and this community that I love.

I love the idea of the community that I'm building this for sharing in the financial success of Motoroso when we've grown this into the massive potential that I know it has.

As soon as 'Reg CF' became possible in May 2016, it intrigued me. It took a few months to figure out where would be the right place to do a campaign like this and make this announcement. And clearly the partnership we have with the Detroit Auto Show is a great platform to launch this campaign and attract the industry's enthusiasts to owning a portion of Motoroso as we build and grow this platform.

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ASK QUESTION

Andre' P. Fournier Jan 10 2017

If all goes as planned, how many shares will my $300.00 investment get? Is it one or three hundred? By the way, I think this is a very good business!



Alex Littlewood Founder & CEO FOUNDER Jan 11 2017

Hi Andre, thank you, we're pretty excited about it too! The way this is structured is that each $1 buys 1 share in the "Simple Agreement for Future Equity" (SAFE) to keep things simple. Then when the SAFE converts into equity, it depends upon the terms of the new investment coming into Motoroso to determine the exact share price and how many exact shares you'll be purchasing.

So it's impossible to say the exact number of shares you'll have in Motoroso until it converts at a later date, but $300 buys 300 shares in the SAFE alongside the other 100's of investors we'll ultimately have in the SAFE (if all goes well, and it is already).

Your focus should be less on the exact number of shares your investment buys, versus the actual terms of the investment. I say this because it's impossible to know the value of the shares in the future. One way to illustrate this is to ask, would you rather have 10,000 shares that are worth $0.10 each, or 1,000 shares worth $1 each. In one scenario you clearly have more shares, but your total investment is worth exactly the same in both scenarios.

I'm prohibited by the SEC from discussing terms directly with investors, but all the terms are clearly laid out in the Wefunder campaign, and Wefunder has created a useful page from understanding the details of the SAFE investment vehicle here: *https://wefunder.com/faq/securities*. I encourage you to look at things like the valuation cap, versus other companies that have raised on WeFunder. We've deliberately made sure our terms are attractive and favorable to our investors.

I hope that helps answer your question.

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Bassam Assaf Jan 10 2017

Call em dumb.. but I have no idea what I get for investing in MOTOROSO and I am really interested. Please can you give me an example of what I get for my money? because I really want to make money out out of good investments... So lets say I put 1000 dollars, that amount of money will be worth more in the future if MOTOROSO is success? and I can resell my stake for the new value of my money? sorry if I sound stupid but I am really really interested. Thank you



Alex Littlewood Founder & CEO FOUNDER Jan 10 2017

Hi Bassam, that's not stupid at all. Great Question. Investing in Motoroso means you're buying shares of the company, similar to what you buy on the stock market, except not in a public market. That means you can't sell those shares publicly, the returns come when Motoroso is either acquired or goes public. The future value of those shares is impossible to know, but because we're very small right now, it could potentially be very large. It could also be nothing if we're unsuccessful. All you know is that I'll be working hard to guide Motoroso to the greatest outcome possible.

Investing in a startup is the riskiest form of investing, but with high risk comes the potential for high reward.
Wefunder does a nice job of describing this here: *https://wefunder.com/faq/investors#valuations-and-returns*.

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MORE QUESTIONS



MOTOROSO

2017 Report

Dear investors,

Last year was a pivotal year for Motoroso! We put our heads down to focus on building a REALLY ambitious new product evolution, the "Motoroso Marketplace". It's going to be coming out very soon, and we can't wait to share it with you. The opportunity Motoroso has to build and grow a marketplace dedicated to this industry is extremely exciting. The downside to taking on this major project has been that it seems like Motoroso hasn't been doing much, and some investors have reached out to ask whats been going on. It pains us to be so quiet about everything, but that's going to be changing really soon, and there's going to be great news in your inboxes very soon! Thanks again for all the support, and for your patience while we prepare for this major release.

We need your help!

The marketplace is coming soon.... so save your money and be ready to buy parts, and share the marketplace with your friends! This new business model will be extremely important to our future, so anything our investors can do to help this launch and grow will be critically important. One the marketplace goes live, we'll be eager to hear peoples feedback about design, user experience, and anything that can make the experience better.

Sincerely,

Alex Littlewood

Founder & CEO

Our Mission

The 40 million Americans who love cars & motorcycles currently spend hours scouring through old-school forums, hunting for the parts they want—across 10,000+ websites that mostly look like they're from the '90s. Motoroso will bring it all together in one place. We're not only giving users a better experience, we're also giving brands and service providers an effective way to engage with their most passionate customers. That's why we already have 350+ official brand profiles from Ford to BMW.

See our full profile

How did we do this year?

Report Card

B+

The Good

We began development on the Motoroso Marketplace, and have made huge strides on that product. We're preparing to launch in 2018.

We worked with offshore developers that dramatically improved our website speed, performance, and SEO.

We secured an important new strategic partnership that will solve the supply side part of our marketplace.

The Bad

Selling "Motoroso for Professionals" was too time consuming with an ROI that was too low, so that business shrank.

We tried several times to find and hire a Lead Developer throughout the year, without success.

Traffic numbers didn't accelerate, because efforts to market the site weren't extensive, due to lack of budget and manpower.

2017 At a Glance

January 1 to December 31


$$$$

$0 [100%]
Revenue



-$96,557
Net Loss


IOU!

$8,650 [0%]
Short Term Debt



$0
Raised in 2017



$240,000
Cash on Hand
As of 04/20/18



Months of Runway
As of 04/20/18

INCOME BALANCE NARRATIVE

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Motoroso is your new destination for automotive and motorcycle inspiration. Do a quick visual search, explore builds, and click right in the image to expose products, videos, articles and how-to's. Our interactive platform makes it easy to get inspired, and soon we'll build a product marketplace where you can purchase products from sellers you trust, and find the best installation shop to help with the project. It's the modern web experience enthusiasts have been waiting for.
The 40 million Americans who love cars & motorcycles currently spend hours scouring through old-school forums, hunting for the parts they want—across 10,000+ websites that mostly look like they're from the '90s. Motoroso will bring it all together in one place. We're not only giving users a better experience, we're also giving brands and service providers an effective way to engage with their most passionate customers. That's why we already have 350+ official brand profiles from Ford to BMW.

Milestones

Motoroso, Inc. was incorporated in the State of Delaware in August 2013.

Since then, we have:

- Techstars Graduate (Mobility '15)
- Official Partner of the Detroit Auto Show
- Partnered with Ford at SEMA '15 & '16
- Over 350 Official Brand Profiles
- Over 6 Million Pageviews to Date
- Over 60,000 Images uploaded and tagged
- Strategic relationship with key partner for supply side of Marketplace (TBA)
- Over 150,000 Unique Products in database at competitive prices
- Six Early-Bird sellers registered to sell on Motoroso Marketplace in 2018

Historical Results of Operations

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $0 compared to the year ended December 31, 2016, when the Company had revenues of $17,270. Our gross margin was % in fiscal year 2017, compared to 96.11% in 2016.
- *Assets.* As of December 31, 2017, the Company had total assets of $17,159, including $11,359 in cash. As of December 31, 2016, the Company had $27,437 in total assets, including $23,930 in cash.
- *Net Loss.* The Company has had net losses of $96,557 and net losses of $91,338 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively.
- *Liabilities.* The Company's liabilities totaled $292,362 for the fiscal year ended December 31, 2017 and $229,211 for the fiscal year ended December 31, 2016.

Liquidity & Capital Resources

To-date, the company has been financed with $20,000 in equity and $450,000 in convertibles.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

Motoroso, Inc. cash in hand is $240,000, as of April 2018. Over the last three months, revenues have averaged $2,000/month, cost of goods sold has averaged $200/month, and operational expenses have averaged $7,000/month, for an average burn rate of $5,200 per month. It is unknown yet when we will become profitable ,but will depend heavily on the performance of the product marketplace launching in 2018.

Primarily an Increase in software development expenses, almost all other metrics have stayed consistent.

We will begin selling merchandise through our marketplace, which will drive commission revenue. This will hopefully be driving our revenue numbers dramatically more quickly.

Net Margin: -Inf% **Gross Margin: -Inf%** **Return on Assets: -563%** **Earnings per Share: -$9,655.70**

Revenue per Employee: $0 **Cash to Assets: 66%** **Revenue to Receivables: ~** **Debt Ratio: 1,704%**

Motoroso__Inc._-_Balance_Shee...

Motoroso__Inc._-_Income_State...

Motoroso__Inc__-_Statement_of...

Motoroso__Inc__-_Statement_of...

Motoroso__Inc_Financial_Statem...

We ❤ Our 84 Investors

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Len SHORT
Thomas Purvin
Thomas Kazikiewicz
Santosh Kumar
Brian Steacy
Darlington Etumni

Thank You!

From the Motoroso Team



Alex Littlewood

Founder & CEO

Details

The Board of Directors

DIRECTOR	OCCUPATION	JOINED
Alex Littlewood	CEO @ Motoroso	2013

Officers

OFFICER	TITLE	JOINED
Alex Littlewood	Founder, CEO	2013

Voting Power

HOLDER	SECURITIES HELD	VOTING POWER
Alex Littlewood	8,656,250	100.0%

Past Equity Fundraises

DATE	AMOUNT	SECURITY	EXEMPTION
05/2014	$50,000		Section 4(a)(2)
06/2015	$100,000		Section 4(a)(2)
06/2016	$50,000		Section 4(a)(2)
06/2015	$20,000		Section 4(a)(2)
12/2017	$250,000		Section 4(a)(2)

The use of proceeds is to fund general operations.

Convertible Notes Outstanding

ISSUED	AMOUNT	INTEREST	DISCOUNT	VALUATION CAP	MATURITY
05/24/2014	$50,000			None	
06/27/2015	$100,000			None	
06/25/2016	$50,000			None	
12/31/2017	$87,200	6.0%	20.0%	$5,000,000	12/31/2019

Outstanding Debts

None.

Related Party Transactions

Founder and CEO Alex Littlewood provided an interest-free loan, no maturity loan to the company of $20,000.

Capital Structure

CLASS OF SECURITY	SECURITIES (OR AMOUNT) AUTHORIZED	SECURITIES (OR AMOUNT) OUTSTANDING	VOTING RIGHTS
Class A	11,500,000	10,054,490	Yes

	SECURITIES RESERVED FOR ISSUANCE UPON EXERCISE OR CONVERSION
Warrants:	0
Options:	1,442,500

Risks

Unforeseen and aggressive regulatory laws that make it illegal or highly restricted for humans to drive their own vehicles could have severe negative impact on the aftermarket industry we serve.

Unforeseen and aggressive regulatory laws effecting the sale and installation of aftermarket parts could harm the industry in a material way that makes the business no longer viable.

Failure to attract competent talent (Developers, sales, management, etc.) to execute of the plans of the company.

Extremely competitive and well funded competitor(s) enters market and undermines Motoroso value and user base. A threat like this could come from existing large incumbent players, or other known or unknown early stage competitors.

Failure of planned business models to be economically viable, making it impossible to launch, manage and scale Motoroso profitably.

Malicious internal attack by disgruntled employee(s) on our operations or software could put us into a position that would be very difficult to recover from.

Unforeseen political changes to employment law, offshoring restrictions, taxes, and other changes that could affect Motoroso's ability to conduct business.

Malicious hacking attack (i.e. DDOS) on Motoroso servers to shut down service.

Severe economic downturn could slow growth of marketplace sales, and/or make it challenging to raise additional venture/growth capital as the company progresses.

Death, severe illness, or critical injury of Founder/CEO, Alex Littlewood. This could create a disruption in company leadership that could be difficult to recover from.

Description of Securities for Prior Reg CF Raise

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from shareholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the Board of Directors of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board Of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and Board of Directors of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its shareholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

Minority Ownership

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Board Of Directors, and the Investor will have no independent right to name or remove an officer or member of the Board Of Directors of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Exercise of Rights Held by Principal Shareholders

As holders of a majority-in-interest of voting rights in the Company, the shareholders may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor. For example, the shareholders may change the terms of the operating agreement for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. The shareholders may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns. The shareholders have the right to redeem their securities at any time. Shareholders could decide to force the Company to redeem their securities at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability. In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional stock, an Investor's interest will typically also be diluted. Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Restrictions on Transfer

The securities offered via Regulation Crowdfunding may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

- to the issuer;
- to an accredited investor©;
- as part of an offering registered with the U.S. Securities and Exchange Commission; or
- to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

Valuation Methodology for Prior Reg CF Raise

The initial amount invested in a SAFE is determined by the investor, and we do not guarantee that the SAFE will be converted into any particular number of shares of Preferred Stock . As discussed in Question 13, when we engage in an offering of equity interests involving Preferred Stock , Investors may receive a number of shares of Preferred Stock calculated as either (i) the total value of the Investor's investment, divided by the price of the Preferred Stock being issued to new Investors, or (ii) if the valuation for the company is more than $5 million , the amount invested divided by the quotient of (a) the Valuation Cap ($5 million) divided by (b) the total amount of the Company's capitalization at that time. Because there will likely be no public market for our securities prior to an initial public offering or similar liquidity event, the price of the Preferred Stock that Investors will receive, and/or the total value of the Company's capitalization, will be determined by our board of directors . Among the factors we may consider in determining the price of Preferred Stock are prevailing market conditions, our financial information, market valuations of other companies that we believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant. In the future, we will perform valuations of our stock (including both common stock and Preferred Stock) that take into account, as applicable, factors such as the following:

- unrelated third party valuations;
- the price at which we sell other securities in light of the relative rights, preferences and privileges of those securities;
- our results of operations, financial position and capital resources;
- current business conditions and projections;
- the marketability or lack thereof of the securities;
- the hiring of key personnel and the experience of our management;
- the introduction of new products;
- the risk inherent in the development and expansion of our products;
- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;
- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

Company

Motoroso, Inc.

- Delaware Corporation
- Organized August 2013
- 3 employees

1297 Manzanita Way
San Luis Obispo CA 93401

http://www.motoroso.com

Business Description

Refer to the Motoroso profile.

EDGAR Filing

The Securities and Exchange Commission hosts the official version of this annual report on their EDGAR web site. It looks like it was built in 1989.

Compliance with Prior Annual Reports

Motoroso is current with all reporting requirements under Rule 202 of Regulation Crowdfunding.

All prior investor updates

You can refer to the company's updates page to view all updates to date. Updates are for investors only and will require you to log in to the Wefunder account used to make the investment.

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DRIVES YOU.



Alex Littlewood

Founder & CEO at Motoroso

Greater San Diego Area | Automotive

Current	Motoroso
Previous	Piqora (formerly Pinfluencer), Wildfire, a Division of Google, Zuberance, Inc.
Education	California Polytechnic State University-San Luis Obispo

Send Alex InMail

500+ connections

https://www.linkedin.com/in/alex-littlewood-9b73172

Contact Info

Background

Summary

Entrepreneur, taking on a major project about which I'm extremely passionate.

Proud to be a member of the Techstars family - Techstars Mobility Detroit Summer '15

Motoroso connects auto and powersports enthusiasts to the products, content, people, and services that power their lifestyle. Through our unique user experience, enthusiasts can discover, share, engage, and buy. Motoroso aims to become the top platform and marketplace for the enthusiast, fueling their passions from inspiration to purchase.

I have nearly 10 years startup experience, with focus in Social Media, Word-of-Mouth, and Brand Advocacy. Have worked with world class brands around to the globe to connect marketing strategy to business strategy.

Specialties: Start-ups, Growth, User Experience, Social Media, Word-of-mouth, Brand Advocates and Advocacy programs, leadership, positioning, presentation skills, branding, messaging.


MOTOROSO

Motoroso Featured On Fox 5 News San Diego


MOTOROSO
FIND WHAT DRIVES YOU.

What is Motoroso?

Experience

Founder & CEO (Techstars Alumni)
Motoroso
August 2013 – Present (3 years 6 months) | Santa Clara, CA

Motoroso connects auto and powersports enthusiasts to the products, content, people, and services that power their lifestyle. Through our unique user experience, enthusiasts can discover, engage, and buy. Motoroso will be the premiere platform for the enthusiast, fueling their passions from inspiration to purchase.

Motoroso is like "Houzz + Pinterest for Motor Enthusiasts".

Techstars Mobility '15 Alumni

Motoroso - Find what drives you

Advisor
Piqora (formerly Pinfluencer)
July 2013 – July 2014 (1 year 1 month)

I served in an advisory role to Piqora, wherever my skills and experience can be applied.

VP of Customer Success & Marketing
Piqora
September 2012 – August 2013 (1 year) | San Mateo, CA

As VP of Customer Success & Marketing at Piqora I was primarily responsible for developing industry thought leadership and materials, and helping our customers define their objectives, then achieve them using our Pinterest marketing & analytics suite.

As an early leader within this organization my responsibilities spanned nearly every discipline, except engineering. But my two primary functions and achievements break out into:

CUSTOMER SUCCESS:

- Put in place scalable customer success automation process and ticket handling system to streamline the delivery of information and reduce redundant work for the team.
- Deployed a Knowledge base and FAQ that handled 50% of inquiries without my involvement.
- Hired, onboarded, and managed new sales and client services staff.
- Partnered with and coach the sales team on how to help marketers understand the value of Pinterest, and align Pinterest with their overall marketing and business objectives.
- Partner with the product/engineering team to develop new features to support our customers needs.
- Owned the relationships with our rapidly growing customer base, helping them align their Pinterest Strategy with their other primary business goals, and drive greater performance by identifying top content and their most influential Pinners using our analytics suite.

MARKETING:

- Own all outbound marketing communications and collateral, from website and email, to whitepapers and case studies. The B2B nature of our business requires thought leadership, and results-focused messaging.
- Manage and execute Marketo lead nurturing program.
- Develop, host, and lead our monthly webinars on Pinterest Best practices, Analytics, and Marketing strategy
- Created all thought leadership material within the organization, for both external and internal use.

Sr. Enterprise Strategist
Wildfire, a Division of Google
August 2012 – September 2012 (2 months) | Mountain View, CA

Help prospective clients understand the value that social can deliver for their business, and align the Wildfire Platform with their business and marketing objectives.

3 recommendations, including:



Matt Heffernan
Senior Director - Investor Group at Lendi...
Alex is the definition of a social media expert. We worked together at Wildfire and among an entire company focused on... View↓



Amanda Clements
Group Account Director at Fluid
The first thing any one will notice about Alex is the enthusiasm and energy he brings to any engagement or project. He... View↓

1 more recommendation↓

Sr. Social Media Strategist
Wildfire Interactive, Inc.
January 2012 – August 2012 (8 months) | Redwood City, CA

Guide Wildfire clients to success through strategic consulting and planning for their social media marketing efforts.

Senior Customer Success Manager
Zuberance, Inc.
November 2009 – January 2012 (2 years 3 months)

Responsible for managing Zuberance customer relationships, and executing successful Word of Mouth Marketing campaigns that Identify, Mobilize and Track brand Advocates to spread positive word of mouth and drive sales. My list of account responsibility includes strategic accounts such as: TiVo, Chili's, Motel 6, Club One, 24 Hour Fitness, Craftsman, USAA, and more.

2 recommendations



Gaurav Sondhi
Sr. Account Executive at Beckon, Inc.
As a Sr. CSM for Zuberance, Alex was responsible for delivering success for some of our most strategic customers. By taking... View↓



Matt Elders
Director at Percolate Inc.
During my tenure as VP Sales/Customer Success and then VP Sales/Business Development, I had the opportunity to work side by... View↓

Director, Customer Success - Strategy
Zuberance, Inc.
November 2009 – January 2012 (2 years 3 months) | San Carlos, CA

Responsible for bringing the ideas, innovations, and capabilities around Brand Advocate strategies to Zuberance customers to drive greater business value.

President
Silicon Valley American Marketing Association
2006 – June 2010 (4 years)

As President of SVAMA I was responsible for leading the board of directors towards our goals of helping Silicon Valley Marketers stay informed and connected. Our main focus is to provide world class events for our members and the Silicon Valley marketing community.

My successes so far include:
+ Reorganizing and streamlining the board of directors to a small tight knit group.
+ Reversing negative cash flow and returning to profitability
+ Redesign and launch of new website (launch Nov. 15 2009)
+ Implementation of Salesforce.com CRM to better manage members and volunteers.

6 recommendations, including:



Glenn G. Millar
VP - USA Division White Label Dating In...

Alex has done a phenomenal job running the Silicon Valley Marketing Association. I serve as VP of Finance in the... View ↓



Eric L. Doner
Performance Matters

Intrepid Leader. View ↓

4 more recommendations ↓

Marketing Manager

Financial Navigator

January 2009 – November 2009 (11 months)

- Responsible for all Financial Navigator brand and marketing communication activities.
- Managed the redesign and production of tradeshow booth, as well as execution of 12 tradeshows/yr.
- Rearchitected website navigation to optimize for target audience segments, and re-wrote copy.
- Manage email marketing campaigns to drive lead generation and deepen user relationship.
- Support user community to build brand evangelists, and leverage for new business development.
- Redesigned collateral system templates, and started thought leadership series of white papers.
- Interfaced with product development team to guide evolution of product to meet user needs.
- Began process of re-branding and re-positioning (name change, ID redesign, visual style, and brand launch) with target launch date of early 2011 timed with new product release.
- Manage marketing budget, and measure program ROI.

Sr. Project Manager (Liquid Agency)

Liquid Agency

August 2006 – January 2009 (2 years 6 months)

In my role at Liquid Agency as a Sr. Project Manager I was responsible for managing the client relationship, as well as the execution and completion of strategy and design projects on time, on schedule, on budget, and on brand!

- Central point of communications and management between client and strategy/creative development employees, to achieve balance of client objectives and agency profitability, on time and on budget.
- Manage projects and client relationships autonomously, and schedule & run meetings every day.
- Experience with a wide range of project types: Retail displays/environments, tradeshows/events, web/interactive, advertising, video, and brand strategy (positioning, architecture).
- Clients include Logitech, SanDisk, Adidas, Intel, NVIDIA, Microsoft, Visa, Nero, Speck, and a wide range of B2B, B2C, and lifestyle brands.
- Improved project management process at Liquid by implementing Microsoft Project software.

2 recommendations



Izzy Hermosillo
Executive Assistant at Advoque

Alex is a detail-oriented person with a great attitude and positive energy, who loves to get things done! I enjoyed working... View ↓



Courtney Ryan Kaplan
Team Lead: Design Program Manageme...

Alex is a smart, talented, and very positive individual who can get things done with confidence. Working with Alex was a... View ↓

Account Coordinator

Valassis Comm

February 2005 – August 2006 (1 year 7 months)

Managed the execution of projects for major CPG clients such as Nestle, Clorox, Masterfoods, Frito-Lay, Powerbar, 7up, Dr.Pepper, Whitewave and more.
- Responsible for project estimation, processing, scheduling, budgets and reporting.
- Trained counterparts on project management, and managed an internship program.

1 recommendation



Yvonne Jacobs (YJ)
Client Planner at Valassis

Alex knew how to get the job done! He is a strong self starter and a pleasure to work with...always brought some fun to the table in a professional way. View ↓

Sales Manager
Copeland's Sports, Sporting Goods
May 2001 – December 2004 (3 years 8 months)

Service Age 15-18

Analyst Intern
Landor Associates
July 2003 – September 2003 (3 months)

- Assisted Senior Strategist/AE in brand audits, new business development, client presentations, case study generation, and development of strategic concepts for Jaguar, Land Rover and El Pollo Loco.
- Streamlined project management process by learning and training on Microsoft Project software.

Marketing Intern
LSI Logic
June 2000 – July 2002 (2 years 2 months)

Assisted in creating booth for Diskon trade show to launch new brand, participated in sales meetings, and created/maintained a web site for internal communications and data sharing.

My initial internship lasted 4 full months, but I continued to support remotely from school part-time, for over 2 years.

Marketing Intern Project Lead
General Motors
November 1999 – February 2000 (4 months)

- Coordinated a team of nine to successfully execute on-campus event for Pontiac brand.
- Learned valuable teamwork, leadership, project management and conflict resolution skills.

Volunteer Experience & Causes

President
SVAMA (Silicon Valley American Marketing Association)
Education

Causes Alex cares about:

- Children
- Civil Rights and Social Action
- Economic Empowerment
- Education
- Poverty Alleviation
- Science and Technology

Skills

Top Skills

63	Social Media Marketing
58	Lead Generation
55	Social Media
38	Marketing Strategy
32	Email Marketing
31	Strategy
26	Leadership
26	Marketing
21	Start-ups
14	Management



Alex also knows about...

13	Messaging
12	Digital Marketing
12	Advertising
11	Marketing Communications
10	Positioning
7	Online Advertising
7	Analytics
5	Word Of Mouth
4	Integrated Marketing
4	B2B
1	SaaS
1	E-commerce
1	SEO
1	Online Marketplace

Education

California Polytechnic State University-San Luis Obispo
Bachelor of Science, Business Administration; Concentrations; Marketing & Finance
2000 – 2004

CAL POLY

Activities and Societies: President, Cal Poly Chapter of American Marketing Association

Organizations

Additional Organizations

Liquid Brand Summit, Keigwins @ the Track, SVAMA

Recommendations

Received (14) Given (24)

Sr. Enterprise Strategist
Wildfire, a Division of Google



Matt Heffernan
Senior Director - Investor Group at Lending Club

"Alex is the definition of a social media expert. We worked together at Wildfire and among an entire company focused on social media, Alex's passion stood out. He has a gift for understanding what is really important for a brand and tailoring ways to utilize social media to achieve their goals. He excelled at helping companies maintain their brand identity while at the same... **more**

November 13, 2012, Matt worked directly with Alex at Wildfire, a Division of Google



Amanda Clements
Group Account Director at Fluid

"The first thing any one will notice about Alex is the enthusiasm and energy he brings to any engagement or project. He genuinely cares for his client's success.

Alex is also critical thinker while analytically minded and is able to balance metrics with business insight and is able to think big picture while maintaining analytical rigor.

In a nutshell, Alex is a... **more**

October 17, 2012, Amanda worked directly with Alex at Wildfire, a Division of Google



A.J. Johnson
SVP Client Partnerships at HYFN

"Alex is incredibly smart and professional. He could always be counted on to add value in every sales meeting and understood client needs in a way that made him invaluable in a consultative sales environment. Articulate, well polished and unflappable, Alex has a bright career ahead of him.

September 22, 2012, A.J. worked with Alex at Wildfire, a Division of Google

Senior Customer Success Manager
Zuberance, Inc.



Gaurav Sondhi
Sr. Account Executive at Beckon, Inc.

"As a Sr. CSM for Zuberance, Alex was responsible for delivering success for some of our most strategic customers. By taking the time to really learn about the customer's business, Alex was able to deliver recommendations and strategies that helped connect the Zuberance platform to the customers business goals. It is this type of strategic thinking that made Alex an asset... **more**

October 19, 2011, Gaurav worked with Alex at Zuberance, Inc.



Matt Elders
Director at Percolate Inc.

"During my tenure as VP Sales/Customer Success and then VP Sales/Business Development, I had the opportunity to work side by side, as well as manage Alex. He was great to work with. Incredibly bright, articulate and always customer-focussed. He contributions are continuous and generally cut across many disciplines within the company...customer success to sales to product to... **more**

October 17, 2011, Matt managed Alex at Zuberance, Inc.

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